ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON
Exhibit 8.1
March 2, 2007
063718.0319
Halliburton Company
5 Houston Center
1401 McKinney, Suite 2400
Houston, TX 77010
Ladies and Gentlemen:
     We have acted as counsel to Halliburton Company (“Halliburton”) in connection with (i) an offer to Halliburton stockholders to exchange shares of Halliburton common stock for shares of common stock of KBR, Inc. (“KBR”) currently held by Halliburton (the “Exchange Offer”) and (ii) a proposed pro rata distribution to Halliburton stockholders of any shares of common stock of KBR currently held by Halliburton that Halliburton does not exchange pursuant to the Exchange Offer (the “Spin-Off”), each as described in KBR’s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on March 2, 2007 (the “Registration Statement”). At your request, and in connection with the Registration Statement, we are rendering our opinion concerning certain U.S. federal income tax consequences of the Exchange Offer and any Spin-Off.
     In rendering the opinion set forth below, we have relied, with the consent of Halliburton, upon the accuracy and completeness of the representations as to various factual matters contained in the representation letters that we have received from Halliburton and KBR and have assumed (i) that all such representations are true, correct, and complete as of the date hereof and will be true, correct, and complete as of the completion of the Exchange Offer and any Spin-Off; (ii) that all such representations made to a party’s knowledge are and will be true, correct, and complete as if made without such qualification; and (iii) that all events described in such representations as expected, planned, or intended to occur or not occur will in fact occur or not occur, as applicable. We have also relied upon the accuracy of the Registration Statement and the Prospectus-Offer to Exchange contained therein, together with all exhibits thereto, and have assumed that the transactions contemplated by the Registration Statement will be consummated in accordance therewith and as described therein (and that no transaction or condition described therein and affecting this opinion will be waived by any party). We have also made such other investigations of fact and law as we have deemed appropriate.
     Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, (i) no gain or loss will be recognized to holders of Halliburton common stock as a result of the receipt of KBR common stock in exchange for Halliburton common stock pursuant to the Exchange Offer or as a pro rata distribution pursuant to any Spin-Off; and (ii) no gain or loss will be recognized by Halliburton as a result of the distribution of KBR common stock pursuant to the Exchange Offer or any Spin-Off.

Halliburton Company	March 2, 2007
     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, rulings, and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
     We are furnishing this opinion to you solely in connection with the filing of the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.
Very truly yours,
BAKER BOTTS L.L.P.